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                                                                     EXHIBIT 4.4

                                 AMENDMENT NO. 1
                                       TO
             CONVERTIBLE NOTE IN THE PRINCIPAL AMOUNT OF $2,000,000

         Reference is hereby made to the Convertible Note (the "NOTE") made and entered into as of December 13, 2002, by and between netGuru, Inc., a Delaware corporation (the "BORROWER") and Laurus Master Fund, Ltd., a Cayman Islands company (the "HOLDER"). Terms used herein and not otherwise defined herein shall have the meaning set forth in the Note.

         WHEREAS, the parties hereto desire to amend Article II, Section 2.2 and
2.3 of the Note; and

         WHEREAS, in consideration of their mutual promises and covenants set forth herein and in the Note, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Effective as of December 13, 2002, the parties amend Article II
Section 2.2 and 2.3 of the Note by deleting Section 2.2 and 2.3 thereof in its entirety and in its stead inserting, respectively the following:

         "2.2 CASH OR COMMON STOCK. Subject to the terms hereof, the Borrower has the sole option to determine whether to satisfy payment of the Monthly Amount in full on each Repayment Date either in cash or in shares of Common Stock, or a combination of both. The Borrower shall deliver to the Holder a written irrevocable notice in the form of Exhibit B attached hereto electing to pay such Monthly Amount in full on such Repayment Date in either cash or Common Stock, or a combination of both ("REPAYMENT ELECTION NOTICE"). Such Repayment Election Notice shall be delivered to the Holder at least (20) days prior to the applicable Repayment Date (the date of such notice being hereinafter referred to as the "NOTICE DATE"). If such Repayment Election Notice is not delivered within the prescribed period set forth in the preceding sentence, then the repayment shall be made in cash. If the Borrower elects or is required to repay all or a portion of the Monthly Amount in cash on a Repayment Date, then on such Repayment Date the Borrower shall pay to the Holder an amount equal to 107% of the Monthly Amount in satisfaction of such obligation. If the Borrower repays all or a portion of the Monthly Amount in shares of Common Stock, the number of such shares to be issued for such Repayment Date shall be the number determined by dividing (x) the portion of the Monthly Amount to be paid in shares of Common Stock, by (y) the Conversion Price (as defined herein) as of such date."

         "2.3 NO EFFECTIVE REGISTRATION. Notwithstanding anything to the contrary herein, the Borrower shall be prohibited from exercising its right to repay the Monthly Amount in shares of Common Stock (and must deliver cash in respect thereof) on the applicable Repayment Date if at any time from the Notice Date until the time at which the Holder receive such shares there fails to exist an effective registration statement or an Event of Default hereunder exists or occurs.

         2. There are no other modifications to the Note.


Dated:   June 4, 2003                                         June 4, 2003

AGREED TO AND ACCEPTED                               AGREED TO AND ACCEPTED
BY NETGURU, INC.                                     BY LAURUS MASTER FUND, LTD.



By:   /s/ Jyoti Chatterjee                           By: /s/ David Grin
      ------------------------                           -----------------------
Name: Jyoti Chatterjee                               Name: David Grin
Title:   President                                         Title: Manager